EXHIBIT 10.2

[SWAP]

January 16, 2004

Apria Healthcare Group Inc.26220
Enterprise CourtLake
Forest, CA 92630

Credit Suisse First Boston Capital LLCEleven
Madison Avenue
New York, NY 10010

External ID: [    ] - Risk ID: [    ]

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “CSFB” means Credit Suisse First Boston Capital LLC, “Counterparty” means Apria Healthcare Group Inc. and “Agent” means Credit Suisse First Boston LLC, solely in its capacity as agent for CSFB and Counterparty.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (together with the Annex thereto, the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the 2002 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction shall be deemed to be a Share Swap Transaction within the meaning set forth in the Equity Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if CSFB and Counterparty had executed the ISDA Form (without any Schedule thereto) on the Trade Date. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation, together with all other confirmations or agreements between us referencing the ISDA Form, shall be deemed to supplement, form part of and be subject to the same, single Agreement. The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 16, 2004

Effective Date:	Trade Date

Termination Date:	The Scheduled Termination Date, unless the provisions of Accelerated Termination Date or Extended Termination Date apply, such Termination Date subject to the Modified Following Business Day.

Scheduled Termination Date:	June 16, 2004

Accelerated Termination Date:	The date that is three (3) Exchange Business Days following the first date on which the sum of the Reference Share Amounts is equal to the Number of Shares.

Extended Termination Date:

If, on the Scheduled Termination Date (or an Extended Termination Date, in the event that the Termination Date has been extended), the sum of the Reference Share Amounts is less than the Number of Shares, then the Termination Date shall be extended to the date that is one month later than the Termination Date that would otherwise apply.

Shares:	The common stock, par value USD 0.001 per share, of Apria Healthcare Group Inc., a Delaware corporation (Symbol: AHG) (also referred to herein as the “Issuer”).

Number of Shares:	1,730,703

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Floating Amounts payable by CSFB:

Floating Amount Payer:	CSFB

CSFB Floating Amount:	An amount in U.S. Dollars equal to the sum of the Compounded Daily Strike Amounts for all Valuation Dates.

Strike Price:

USD 28.89 per Share, for the initial Valuation Date and thereafter, the product of (a) the Strike Price then in effect for the immediately preceding calendar day multiplied by (b) the sum of (x) one plus (y) the LIBOR Rate on the immediately preceding calendar day and multiplied by the actual number of calendar days elapsed from such preceding calendar day to the current calendar day divided by 360.

Daily Strike Price:	With respect to any Valuation Date, the Reference Share Amount for such Valuation Date multiplied by the Strike Price.

Compounded Daily Strike Amount:

Each Daily Strike Amount compounded daily at the interpolated LIBOR Rate in effect on the Compounding Reset Date for the actual number of calendar days elapsed from, and including, the Compounding Reset Date on which such Daily Strike Amount was determined to, but excluding, the Termination Date, divided by 360.

Compounding Reset Date:	With respect to any Valuation Date, the third Exchange Business Days immediately following such Valuation Date.

LIBOR Rate:

For any period, a rate per annum equal to the rate for deposits in U.S. Dollars for a period of three (3) months which appears on the Bloomberg page “BTMM” as of 11:00 a.m., London time, on the day that is two (2) London Banking Days immediately preceding the Compounding Reset Date. If such rate does not appear on the Bloomberg page, the rate for that Compounding Reset Date shall be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable floating rate option.

Floating Amounts payable by Counterparty:

Floating Amount Payer:	Counterparty

Counterparty Floating Amount:

An amount in U.S. Dollars equal to the sum of (a) the product of (i) 0.30 % multiplied by (ii) the Number of Shares multiplied by (iii) USD 28.89, (b) the sum of each of the Compounded Dividend Amounts and (c) the sum of the Compounded Daily Reference Amounts for each Valuation Date.

Reference Share Amount:

With respect to any Valuation Date, the aggregate number of Shares that CSFB purchases on such Valuation Date; provided that the aggregate Reference Share Amount for each Valuation Date shall not exceed the Number of Shares.

Reference Price:	With respect to any Valuation Date, the weighted average price per Share on such Valuation Date at which CSFB purchases the Shares comprising the Reference Share Amount plus USD 0.03 per Share.

Daily Reference Amount:	With respect to any Valuation Date, the Reference Share Amount for such Valuation Date multiplied by the Reference Price for such Valuation Date.

Compounded Daily Reference Amount:	Each Daily Reference Amount compounded at the interpolated LIBOR Rate on which such Daily Reference Amount was determined to, but excluding, the Termination Date, divided by 360.

Valuation:

Valuation Date:

Each of the Scheduled Trading Days commencing on the Trade Date and ending on the day which is four (4) Scheduled Trading Days prior to the Termination Date; provided that either party may, by notice to the other party through the Agent by 9:15 a.m., New York time, on any day that would otherwise be a Valuation Date, determine that such day shall not be a Valuation Date.

Market Disruption Event:

Section 6.3(a) of the 2002 Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: "(ii) an Exchange Disruption, or" and inserting immediately following clause (iii) thereof the following: "; in each case that the Calculation Agent determines is material."

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	USD

Settlement Date:	The Termination Date

Cash Settlement Payment Date:	The third Currency Business Day immediately following the Termination Date.

Settlement Method Election:

Applicable; provided that the phrase “Physical Settlement” in the first sentence of Section 7.1 of the 2002 Definitions shall be replaced with the phrase “Net Share Settlement”. In the event that the Counterparty elects “Net Share Settlement”, the provisions of “Net Share Settlement” contained herein shall apply.

Electing Party:	Counterparty

Settlement Method Election Date:	The Exchange Business Day that is thirty (30) calendar days immediately prior to the Termination Date

Default Settlement Method:	Cash Settlement

Net Share Settlement:

Net Share Settlement:

Subject to the provisions of paragraph 2 herein, if Counterparty validly elects Net Share Settlement, then on the Net Share Settlement Date, Deliveror shall deliver to Deliveree, through the Agent, a number of Shares equal to the related Final Settlement Amount. Such Shares shall be in compliance with the terms and conditions of the “Offering Method” provision set out below.

Deliveror:	If the Final Settlement Amount is positive, CSFB, and if the Final Settlement Amount is negative, Counterparty, as determined by the Calculation Agent.

Deliveree:	If the Final Settlement Amount is positive, Counterparty, and if the Final Settlement Amount is negative, CSFB, as determined by the Calculation Agent.

Final Settlement Amount:

The number of Shares, rounded up to the nearest whole one hundred (100) Shares, determined by the Calculation Agent to be equal to the quotient of (x) the relevant Net Settlement Amount divided by (y) the Relevant Price, provided that the maximum number of Shares that Counterparty shall deliver to CSFB in relation to this Transaction shall be the Number of Shares, whether such Shares are comprised in the Final Settlement Amount, the Additional Shares or otherwise.

Net Settlement Amount:	An amount (which may be positive or negative) equal to the difference of (x) the CSFB Floating Amount minus (y) the Counterparty Floating Amount.

Net Settlement Date:	The third Clearance System Business Day immediately following the Termination Date.

Relevant Price:

In the case of a Registered Offering, the Relevant Price as provided in Section 1.23(b) of the 2002 Definitions.

In the case of an Exempt Offering, the amount equal to (i) Relevant Price as provided in Section 1.23(b) of the 2002 Definitions minus (ii) a discount for such Shares pursuant to such Exempt Offering determined by the Calculation Agent in a commercially reasonable manner.

Dividends:

Dividend:	Any dividend or distribution, whether in cash or in kind, on the Shares

Dividend Amount:	An amount in U.S. Dollars for any Dividend for which the ex-dividend date falls within a regular dividend period of the Issuer.

Compounded Dividend Amount:

With respect to each ex-dividend date occurring during the period commencing on and including the Effective Date to and excluding the Termination Date, an amount equal to the product of (a) the Dividend Amount for such ex-dividend date multiplied by (b) the Remaining Number of Shares on the day immediately preceding the ex-dividend date for such Dividend, adjusted as follows:

(i)

in the case of an Dividend with a payment date occurring after the Termination Date, discounted on a daily basis at the LIBOR Rate for the number of calendar days in the period commencing on and including the Termination Date, to but excluding the date that holders of the Shares receive such Dividend, divided by 360; and

(ii)

in the case of an Dividend with a payment date prior to the Termination Date, compounded on a daily basis at the LIBOR Rate for the number of calendar days in the period commencing on and including the date that holders of the Shares receive such Dividend, to but excluding the Termination Date, divided by 360.

Remaining Number of Shares:

For any Exchange Business Day, a number of Shares equal to (i) the Number of Shares minus (ii) the sum of the Reference Share Amounts for each of the Valuation Dates occurring in the period commencing on the Effective Date to and including such Exchange Business Day.

Share Adjustments:

Potential Adjustment Events:

If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the 2002 Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:

A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the 2002 Definitions except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares’ means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:

As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Swap Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off, which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other	Cancellation and Payment

Share-for-Combined	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other	Calculation Agent Adjustment

Share-for-Combined	Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided, however, that the phrase “the Hedging Party may elect . . . by one party to another.” in Section 12.8(b)(iii) shall be replaced with the phrase “the Hedging Party shall give written notice thereof, through the Agent, to the Non-Hedging Party. Upon receipt of such notice by Non-Hedging Party, the parties will, in good faith, negotiate an amendment to the Transaction to extend the Termination Date. During the term of such negotiations, no Valuation Dates shall be deemed to have occurred.”

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	CFSB

Determining Party:	CSFB

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Credit Support Documents:	Counterparty: None

CSFB

Guarantee, dated May 16, 2001, made by Credit Suisse First Boston Capital (USA), Inc. (as CSFB's Credit Support Provider) in favor of each and every counterparty to financial transactions with its wholly-owned subsidiary, Credit Suisse First Boston Capital LLC (the "Guarantee")

The parties hereto acknowledge that this Transaction is not secured by any collateral that might otherwise secure the obligations of Counterparty or CSFB herein under pursuant to the Agreement. Without limiting the generality of the foregoing, this Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

Account Details:

Payments to CSFB:	Citibank, NA ABA: 021-000-089 A/c #: 30459883 A/c name: Credit Suisse First Boston Capital LLC

Payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to the Trade Date

Office:	Neither CSFB nor Counterparty is a Multibranch Party.

Calculation Agent:	CSFB

2.	Net Share Settlement Provisions: Net Share Settlement:

If CSFB is the Deliveree then CSFB, through the Selling Agent or any underwriter(s), will sell all or such lesser portion as may be required hereunder, of the Shares comprising the Final Settlement Amount commencing on the Net Settlement Date and continuing until the Net Settlement Amount has been paid in full (such date on which the last Shares of the Final Settlement Amount are sold, the “Final Resale Date”). If the proceeds of any sale(s) made by CSFB as Deliveree, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees), customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Net Settlement Amount as determined by CSFB, CSFB as Deliveree will refund, in U.S. Dollars, such excess to Counterparty as Deliveror on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Final Settlement Amount remains unsold, CSFB as Deliveree shall return to Counterparty as Deliveror on that date such unsold Shares.

If CSFB is the Deliveree and if the Calculation Agent determines that the Net Proceeds received from the sale of Final Settlement Amount or any Additional Shares (if any) pursuant to the immediately preceding Section hereof are less than the aggregate Net Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the Net Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding Deficiency Determination Date deliver to CSFB, through the Agent, a notice of Counterparty’s election that Counterparty as Deliveror shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Deficiency Determination Date, or (ii) deliver Additional Shares. In the event that Counterparty elects for the delivery of Additional Shares, then Counterparty as Deliveror hereby agrees to deliver to CSFB as Deliveree Additional Shares, which meet the conditions specified herein with respect to the Shares comprised in the Final Settlement Amount, (the “Additional Shares”) on the first Clearance System Business Day which is also an Exchange Business Day following the Deficiency Determination Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Additional Shares shall be sold by CSFB as Deliveree in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Additional Shares is less than the Net Settlement Amount then Counterparty hereby agrees to make the same election set forth herein and then Counterparty as Deliveror hereby agrees either make such cash payment or deliver to CSFB as Deliveree further Additional Shares until such Shortfall has been reduced to zero. If the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Additional Shares exceeds the Net Settlement Amount then CSFB as Deliveree will refund, in U.S. Dollars, such excess to Counterparty as Deliveror on the date that is three (3) Currency Business Days following the Final Resale Date and, if any portion of the Final Settlement Amount or the Additional Shares remains unsold, CSFB as Deliveree shall return to Counterparty as Deliveror on the date that is two (2) Currency Business Days following the Final Resale Date such unsold Shares.

If any amount due and payable on the relevant Termination Date remains unperformed by the terms of this Confirmation in whole or in part, then the Calculation Agent, using its commercially reasonable judgment, shall include in or deduct from (as the case might be) the Net Settlement Amount as determined above an additional amount attributable to interest earned on such unpaid amount at a rate equal to the open Federal Funds rate, plus a Spread (as defined in the 2000 Definitions) determined as of the relevant Termination Date equal to the credit spread over the applicable overnight rate, as determined by the Calculation Agent in a commercially reasonable manner, that would be imposed if CSFB were to extend credit to Counterparty in such amount in light of the credit quality of Counterparty in the then prevailing market (in determining commercial reasonableness the Calculation Agent expects to take into consideration, among other things, the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality) for the period from, and including, the Termination Date to, but excluding, the Final Resale Date. Obligations which are unpaid or unperformed as of the Termination Date that are not permitted pursuant to the terms of this Confirmation to be unpaid or unperformed as of such date shall give rise to the rights and remedies of Sections 5 and 6 of the Agreement.

Offering Method :

If Counterparty has selected Net Share Settlement as the Method of Settlement in respect of this Transaction, then Counterparty shall determine whether the offering method (the “Offering Method”) by which the Shares to be sold in respect of this Transaction will be pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and in a manner which otherwise satisfies the terms and conditions of Appendix A hereto (a “Registered Offering”) or pursuant to an offering that is exempt from the registration requirements of the Securities Act (an “Exempt Offering”).

It shall be a condition precedent to Counterparty’s election of a Registered Offering that Counterparty shall have filed a registration statement that has been declared effective by the Securities and Exchange Commission (the “SEC”) and that complies with the Registration Procedure of Appendix A hereto. To the extent required to effect such Registered Offering, CSFB will use its reasonable efforts, and shall use reasonable efforts to cause each of any Selling Agent engaged by CSFB and any underwriter(s)), to co-operate with Counterparty in order to comply in all material respects with the Registration Procedures. The “Selling Agent” shall mean a broker dealer registered with the SEC under Section 15 of the Exchange Act; the Selling Agent may also be an underwriter for purposes of this Offering Method provision.

If Counterparty elects an Exempt Offering, it agrees to comply with the reasonable requests of CSFB, the Selling Agent, any placement agent, if any, and any purchaser of the Shares. If Counterparty has elected an Exempt Offering as the Offering Method, CSFB agrees to use commercially reasonable means to effect such Exempt Offering at commercially reasonable prices in light of the market conditions and the circumstances of Counterparty at the time of the Offering. Counterparty hereby acknowledges that any Shares sold pursuant to an Exempt Offering may be sold at prices that are less than the prices that may otherwise be available if such Shares were to be sold pursuant to a registered public offering or at prices observed in the secondary market.

Neither CSFB nor the Selling Agent shall have any obligation to commence any offer and sale of any Shares in respect of a Net Share Settlement until, in the case of a Registered Offering, each condition set forth in Appendix A hereto has been satisfied, CSFB, the Selling Agent and any underwriter(s) shall have completed any due diligence investigations, made such inquiries and executed and delivered an underwriting agreement containing customary representations, covenants, indemnities and contribution provisions and pursuant to which, inter alia, CSFB, the Selling Agent and any underwriter(s) shall have received such letters, opinions, certificates or other documents, in form and substance satisfactory to CSFB, the Selling Agent and any underwriter(s), as such person(s) may require in light of the applicable federal and state securities laws or, in the case of an Exempt Offer, such conditions as any purchasers or the Selling Agent, or their respective counsel, may reasonably require.

Discharge of certain payment obligations: :

If Counterparty shall owe CSFB any amount pursuant to Section 12.7 of the Equity Definitions (except in the event of a Nationalization, Insolvency or a Share-for-Cash Merger Event) or pursuant to Section 6 of the Agreement (except in the event of an Event of Default with respect to which Counterparty is the Defaulting Party) (in either case, a “Payment Obligation”), Counterparty may elect to satisfy such Payment Obligation by delivering to CSFB Shares (or, in the case of a Merger Event, any other property included in the merger consideration to be paid to holders of Shares (“Alternate Termination Property”), provided that in the case of a Share-for-Other Merger, Counterparty shall deliver to CSFB as part of the Alternate Termination Property an amount of cash that represents a percentage of the total Value (defined below) of the Alternate Termination Property delivered to Counterparty pursuant to this paragraph at least equal to the percentage that the cash portion of the merger consideration received by a holder of one share represents of the total value (as determined by the Calculation Agent) of the merger consideration received by a holder of one Share, assuming for purposes of this calculation that such holder elected to receive the maximum possible amount of cash as consideration in such Merger Event) in lieu of all or any portion of the cash otherwise deliverable. Such election by Counterparty shall be made by Counterparty and communicated to Counterparty, through the Agent, on (or before) either the Merger Date or the date of the occurrence of the Insolvency or the Early Termination Date (as the case might be). If Counterparty fails to communicate such election to CSFB by that time, then Section 12.7 of the 2002 Definitions or of Section 6 of the Agreement, as the case might be, shall be deemed to apply. For purposes of this paragraph, “Value” shall mean (i) in the case of cash, the amount thereof, (ii) in the case of Shares or other property consisting of securities, the Net Proceeds generated by the sale thereof by CSFB and (iii) in the case of other property, the value thereof to CSFB as determined by the Calculation Agent in a commercially reasonable manner.

If Counterparty makes such election, the terms of the provisions entitled “Net Share Settlement” and “Offering Method” shall apply mutatis mutandis as if Counterparty had elected Net Share Settlement as the Method of Settlement in respect of this Transaction, provided that for purposes of such application: (i) any references in such provisions to the Shares shall be deemed to be references to the Shares or other Alternate Termination Property; (ii) any deliveries in respect thereof shall be of Shares or other Alternate Termination Property and shall be made on the date of payment or delivery required by Section 12.7 of the Equity Definitions or Section 6 of the Agreement, as the case may be; and (iii) the Final Resale Date shall be the second Exchange Business Day immediately following such date of delivery.

For the purposes of this “Discharge of certain payment obligations” provision, the terms of Section 12.7 of the 2002 Definitions shall be deemed to apply to this Transaction and references to the “Buyer” and the “Seller” therein shall be deemed references to Counterparty and CSFB, respectively, mutatis mutandis.

3.	Other Provisions:

Indemnification:

Counterparty agrees to indemnify and hold harmless CSFB, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls CSFB or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Counterparty (including any misstatement or alleged misstatement of a material fact contained in a registration statement or a prospectus relating to the delivery of Shares of the Issuer upon any election of Counterparty of Net Share Settlement, if any, or in any amendment thereof or supplement thereto, or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading) or (B) actions or failures to act by an indemnified party with the consent of Counterparty or (ii) otherwise arise out of or relate to this Transaction or any related transactions, provided that this clause (ii) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an indemnified party have resulted primarily from the gross negligence, wilful misconduct of such indemnified party or material breach of any covenant made by CSFB hereunder in which case CSFB shall indemnify Counterparty for any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses which Counterparty may suffer as a result of such indemnified parties’ gross negligence, wilful misconduct or CSFB’s material breach of a covenant hereunder. Counterparty agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. Notwithstanding anything to the contrary in the foregoing, Counterparty will not be liable in any such case to the extent that any such loss, claim, damage, liability or expenses arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Counterparty by or on behalf of CSFB specifically for use in connection with the preparation of a prospectus or any supplement thereto. This indemnity agreement will be in addition to any liability which Counterparty may otherwise have

Contribution:

If the indemnification provided for above is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of CSFB on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The relative fault of Counterparty on the one hand and CSFB on the other shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Counterparty or by CSFB and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this paragraph (c) were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Counterparty hereby represents and warrants to CSFB as of the date hereof that:

1.

Counterparty has entered into this Transaction in connection with its duly authorized Share repurchase program (the “Share Repurchase Program”) publicly announced in its current report on Form 8-K as filed with the SEC on October 22, 2003 and in its quarterly report on Form 10-Q as filed with SEC on November 14, 2003 and solely for the purposes stated in such disclosures.

2.

On the Trade Date and giving effect to the Transaction, Counterparty has complied with all applicable law in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise); and as of the date hereof and as of each day until the Termination Date (excluding those Valuation Dates on which either party delivers notice to the other party through the Agent by 9:15 a.m., New York time, that such day shall not be a Valuation Date), is currently prohibited by law, contract or otherwise from purchasing Shares during the term of the Transaction.

3.

Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of plan or scheme to evade compliance with the federal securities laws including, without limitation, Rule 10b-5 of the Securities Exchange Act (the “Exchange Act”).

4.

The Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”), that would preclude purchases by CSFB of the Shares or cause the Counterparty to violate any law, rule or regulation with respect to such purchases.

5.	Counterparty is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

6.

Neither the Counterparty nor any subsidiary is, and after giving effect to the transactions contemplated hereby, will not be an “investment company” or a company “controlled” by an “investment company”, in each case within the meanings ascribed to such terms in the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor is the Counterparty or any subsidiary subject to regulation under the Investment Company Act.

7.

Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

8.

Counterparty (a) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (b) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.

Representations, Warranties and Covenants of CSFB :

With the co-operation of Counterparty, CSFB undertakes to conduct its purchases of the Shares with respect to this Transaction in compliance with Rule 10b–18 of the Exchange Act as if such rule were applicable to such purchases. CSFB shall not purchase Shares on any Scheduled Trading Day on which Counterparty has provided notice to CSFB through the Agent by 9:15 a.m., New York time, directing CSFB not to purchase Shares on such day.

Covenants of Counterparty :

1.

Counterparty shall notify CSFB immediately of Counterparty’s intention to purchase Shares or any other security of the Issuer that is convertible into or exchangeable for Shares in an amount that would cause CSFB to become the beneficial owner, directly or indirectly, of more than seven (7) percent of the outstanding Shares of any equity security of the Issuer. Counterparty shall not take any such action unless a period of fifteen (15) Exchange Business Days shall have elapsed after receipt of such notice by CSFB and CSFB shall not have objected in writing to such action during such period.

2.	Counterparty shall comply with Rule 10b-5 of the Exchange Act throughout the term of the Transaction.

3.	Counterparty shall notify CSFB immediately in writing, through the Agent, if Counterparty becomes, or is likely to become, subject to the restrictions set forth in Regulation M under the Exchange Act.

4.

If an Counterparty is prohibited from purchasing its shares under Regulation M, then Counterparty will use its reasonable efforts to cause such distribution to be completed or otherwise terminated as soon as reasonably practicable given the circumstances, it being understood that it is fully within Counterparty’s discretion to undertake transactions pursuant to Regulation M.

5.

On each Valuation Date (excluding those Valuation Dates on which either party delivers notice to the other party through the Agent by 9:15 a.m., New York time, that such day shall not be a Valuation Date) from the date hereof to the Termination Date (as such date may be adjusted from time to time as provided herein), Counterparty will effect all of its purchase transactions in Shares through CSFB and its affiliates.

U.S. Private Placement Representations : Each party hereby represents and warrants to the other party as of the date hereof that:

1.

It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

2.

It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Securities Contract :

The parties hereto acknowledge and agree that each of CSFB and the Agent is a “stockbroker” within the meaning of Section 101 (53A) of Title 11 of the United States Code (the “Bankruptcy Code”) and the Agent is acting as agent for CSFB and that CSFB is a “customer” of the Agent within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.

Assignment :

The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) CSFB may assign or transfer any of its rights or duties hereunder to any of its affiliates without the prior written consent of Counterparty and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the SEC.

Non-Confidentiality :

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by CSFB and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of CSFB or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) CSFB does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

Matters relating to Credit Suisse First Boston Capital LLC and Credit Suisse First Boston LLC: :

1.	Agent shall act as “agent” for CSFB and Counterparty in connection with the Transaction.

2.	Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection herewith.

3.	Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of CSFB’s obligations hereunder or under the Agreement.

4.	Credit Suisse First Boston Capital LLC is an “OTC derivatives dealer” as such term is defined in the Exchange Act and is an affiliate of Agent.

5.	Credit Suisse First Boston Capital LLC is not a member of the Securities Investor Protection Corporation.

4.	The Agreement is further supplemented by the following provisions:

Termination Provisions .

a.

“Specified Entity” means in relation to CSFB, Credit Support Provider, and in relation to Counterparty for the purpose of Section 5(a)(v) only, any Affiliate (as defined in Section 14) of Counterparty.

b.	“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

c.

The “Cross Default” provision of Section 5(a)(vi) will apply to CSFB and Counterparty.

For the purpose of such provision:

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, or (b) in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to the Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction).

“Threshold Amount” means, in relation to CSFB and any applicable Specified Entity of CSFB, three percent (3%) of the shareholders’ equity of Credit Suisse First Boston (USA), Inc. (as CSFB’s Credit Support Provider), as shown in the most recent audited financial statements of Credit Suisse First Boston (USA), Inc., and in relation to Counterparty and any applicable Specified Entity of Counterparty, USD 10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).

d.	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to CSFB and Counterparty.

e.	The “Automatic Early Termination” provisions of Section 6(a) will not apply to CSFB and Counterparty.

f.	Payments on Early Termination. For the purpose of Section 6(e), Second Method and Loss will apply.

g.	“Termination Currency” means United States Dollars.

h.	Netting. The provisions of Section 2(c) of the Agreement will not apply.

i.

Set-Off. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the designation or deemed designation by the relevant party of an Early Termination Date, such party shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Confirmation pursuant to the terms hereof and thereof, and to set off any obligation that such party or any affiliate of such party may have to the other party hereunder or under any Confirmation relating to any transaction compliant with EITF Issue 00-19 – Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock – including without limitation any obligation to make any release, delivery or payment to either party pursuant any other agreement between such parties or any affiliates of such party and the other party, against any right such other party may have against such party, including without limitation any right to receive a payment or delivery pursuant to this Confirmation or any other agreement between such parties or any affiliates of a party and the other party. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

Tax Representations .  None.

Agreements to Deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, CSFB and Counterparty agrees to deliver the following documents, as applicable:

1.

Counterparty will deliver to the other party, upon execution of this Confirmation, evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Confirmation on its behalf.

2.

Counterparty will deliver to CSFB, upon execution of this Confirmation, certified resolutions evidencing necessary corporate authority and approvals with respect to the execution, delivery and performance by Counterparty of this Confirmation.

3.	Counterparty will deliver to CSFB, upon execution of this Confirmation, a certified copy of each of the current Certificate of Incorporation and By-laws of the Counterparty.

4.	CSFB will deliver to Counterparty, upon execution of the Confirmation, a duly executed copy of the Credit Support Document, the Guarantee.

5.

Each of CSFB and Counterparty will deliver to the other party, upon request, as soon as publicly available, a copy of the annual report for such party containing audited or certified financial statements for the most recently ended financial year.

Such documents, other than the Guarantee, shall be covered by the representation set forth in Section 3(d).

Miscellaneous :

1.	Address for Notices. For the purpose of Section 12(a):

Address for notices or communications to CSFB (other than by facsimile) (for all purposes):

Address:	Credit Suisse First Boston Capital LLC c/o Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010 Attn: Senior Legal Officer Tel: (212) 538-4488 Fax: (212) 325-4585

With a copy to:

Credit Suisse First Boston LLC
1 Madison Avenue, 3rd Floor
New York, NY 10010

For payments and deliveries:
Attn: Ricardo Harewood
Tel: (212) 325-8678
Fax: (212) 325-8175

For all other communications:
Attn: Carlos Moscoso / Debra Tageldein
Tel: (212) 538-1872 / (212) 325-8685
Fax: (212) 538-8898

Designated responsible employee for the purposes of Section 12(a)(iii): Senior Legal Officer

Address for notices or communications to Counterparty:

Address:    Apria Healthcare Group Inc.
                   26220 Enterprise Court
                   Lake Forest, CA 92630
Attention:  Jim Baker
Telephone No.:  949-639-2080   Facsimile No.:  949-587-9363

2.

Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

3.

Service of Process. The parties irrevocably consent to service of process given in the manner provided for notices in Section 4(a). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully, CREDIT SUISSE FIRST BOSTON CAPITAL LLC By:________________________________________ Name: Title:

Confirmed as of the date first written above:

APRIA HEALTHCARE GROUP INC.

By:________________________________
Name:
Title:

CREDIT SUISSE FIRST BOSTON LLC,
as Agent

By:________________________________
Name:
Title:

Our Reference Number: External ID: [    ] / Risk ID: [    ]

APPENDIX A
to
CONFIRMATION
of a
TRANSACTION
between
CREDIT SUISSE FIRST BOSTON CAPITAL LLC
and
APRIA HEALTHCARE GROUP INC.
Reference ([  ])

Conditions Precedent to Registration

Unless otherwise agreed in writing by CSFB and Counterparty with respect to specific sales of Shares by the Selling Agent or specific Shares to be delivered to the Selling Agent by Counterparty, the provisions of this Appendix A shall be a Condition Precedent to all sales of Shares in respect of this Transaction in satisfaction of a delivery of Shares pursuant to Net Share Settlement including the resale of the number of Shares which were acquired in a transaction not involving any public offering and any Additional Shares (collectively, the “Shares”).

(a)     Counterparty will reserve and have available, free from pre-emptive rights, out of its authorized but unissued capital stock the number of Shares of capital stock that would be issuable with respect to such payment, for the purpose of effecting the delivery of any amount of Shares due from Counterparty as provided in the Confirmation.

(b)     Counterparty will file with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-3 (or any successor form thereto) or such other form as is acceptable to CSFB, covering all Shares to be sold by CSFB, including the Maximum Number of Shares to be Delivered; such registration statement shall have been declared effective with respect to such Shares (the “Registration Statement”) and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(c)     Counterparty, at the request of CSFB, shall deliver an underwriting agreement reasonably acceptable to CSFB, naming CSFB, or its designee, as underwriter, together with such other agreements, certificates and instruments as CSFB may reasonably require either pursuant to such underwriting agreement or as are customarily provided together with such underwriting agreement.

(d)     Counterparty will register or qualify such Shares under such securities or “blue sky” laws of such States and other jurisdictions in the United States of America and Puerto Rico as CSFB or any underwriter shall have reasonably requested, and shall have done any and all other acts and things as may be reasonably necessary to be done by Counterparty to enable CSFB or any underwriter to consummate the disposition in such jurisdictions of the Shares covered by the Registration Statement; provided that Counterparty shall not be required to make any filing or take any action as a result of this paragraph (d) that would require Counterparty to qualify as a foreign corporation or file a general consent to service of process in any jurisdiction.

(e)     Counterparty shall have caused such Shares and the issuance thereof to be registered with or approved by such other governmental agencies or authorities in the United States of America as may be reasonably necessary to be done by Counterparty to enable CSFB or any underwriter to consummate the disposition of such Shares.

(f)     Counterparty will have (i) given CSFB and its underwriter(s), if any, and their respective counsel and accountants, the opportunity to participate in the preparation of all materials filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other governmental agency (the “Filed Materials”) prior to the first day of sale period (a “Sale Period”), (ii) furnished to each of them copies of all such Filed Materials (and all documents incorporated therein by reference) sufficiently in advance of filing to provide them with a reasonable opportunity to review such documents and comment thereon, (iii) given each of them such access to its books and records and such opportunities to discuss the business of Counterparty with its officers and the independent public accountants who have issued a report on its financial statement as shall be reasonably necessary, in the opinion of CSFB and such underwriter(s) or their respective counsel, to conduct a reasonable investigation (within the meaning of the Securities Act) with respect to such Filed Materials, (iv) delivered to CSFB and its underwriter(s), if any, the financial statements of Counterparty filed with the SEC, (v) included in such Filed Materials material, furnished to Counterparty in writing, which in the reasonable judgment of CSFB or its underwriter(s), if any, subject to the consent of Counterparty (which shall not be unreasonably withheld), should be included with respect to CSFB, CSFB’s underwriter(s) and the “Plan of Distribution”, including, without limitation, language to the effect that the holding by CSFB of the Shares is not to be construed as a recommendation by CSFB of the investment quality thereof and (vi) if requested by CSFB, deleted from such Filed Materials any reference to CSFB by name or otherwise if in the written opinion of counsel to CSFB, acceptable in form and substance to Counterparty, such reference to CSFB by name or otherwise is not required by the Securities Act or any similar Federal statute or applicable law then in force.

(g)     Counterparty will have furnished to CSFB and any underwriter, addressed to CSFB and any such underwriter and dated the first day of the Sale Period, (i) an opinion of counsel for Counterparty (which opinion may be from internal counsel for Counterparty) and (ii) a “cold comfort” letter signed by the independent public accountants who have issued a report on Counterparty’s financial statements included in such Registration Statement, each in form and substance satisfactory to CSFB and any such underwriter and their respective counsel covering substantially the same matters with respect to such Shares and the offering, sale and issuance thereof and the financial statements of the Issuer as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriter(s) in underwritten public offerings of securities and, in the case of the accountants’ letter, such other financial matters as CSFB may have reasonably requested.

(h)     Counterparty will have complied with all applicable provisions of the Securities Act and the Exchange Act, all applicable rules of the SEC and all other applicable laws, rules and regulations of any governmental or regulatory authority with respect to such Filing Materials and such Shares and the offering, sale and issuance thereof.

(i)     Counterparty shall list all such Shares on the Exchange and on each securities exchange on which similar securities issued by the Issuer are then listed.

(j)     Counterparty shall provide a transfer agent and registrar for such Shares.

(k)     Counterparty shall have taken such other actions as CSFB or any underwriter of such Shares shall have reasonably requested in order to expedite or facilitate the disposition of such Shares.

(l)     Counterparty shall provide CSFB and its underwriter(s), if any, with indemnity and contribution in form and substance acceptable to CSFB covering such matters relating to the Shares, the Filed Materials, and such other matters as CSFB shall reasonably request.

(m)     Counterparty shall have paid all customary costs and expenses reasonably incurred in connection with the foregoing, including, but without limitation, all underwriting fees relating to the sale of the Shares.

(n)     Counterparty shall deliver all such registered Shares through the Clearance System.